As filed with the Securities and Exchange Commission on June 26, 2015

Registration No. 333- 143834

Registration No. 333- 56054

Registration No. 333- 83769

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

REGISTRATION STATEMENT
Under the Securities Act of 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 No. 333- 143834

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 No. 333- 56054

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 No. 333- 83769

BROADVIEW INSTITUTE, INC.

(Exact name of Company as specified in its charter)

Minnesota	41- 0641789
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8147 Globe Drive

Woodbury, MN 55125

Telephone: (651) 332-8000

(Address including zip code, and telephone number, including area code, of principal executive offices)

2006 EQUITY INCENTIVE PLAN

1993 STOCK OPTION PLAN

(Full titles of the plans)

Kenneth McCarthy

Chief Financial Officer
8147 Globe Drive

Woodbury, MN 55125

(Name and address of agent for service)

(651) 332-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment (this “Amendment”), filed by Broadview Institute, Inc., a Minnesota corporation (the “Company”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

●

Registration Statement No. 333-143834, filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2007, registering shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) under the Company’s 2006 Equity-Based Compensation Plan;

●	Registration Statement No. 333-56054, filed with the SEC on February 22, 2001, registering shares of Common Stock under the Company’s 1993 Stock Option Plan; and

●	Registration Statement No. 333-83769, filed with the SEC on July 26, 1999, registering shares of Common Stock under the Company’s 1993 Stock Option Plan.

This Amendment deregisters all shares of Common Stock that remain unsold upon the termination of the sale of shares covered by the Registration Statements.

On June 26, 2015, pursuant to the filing of Articles of Amendment to the Company’s Restated Articles of Incorporation with the Minnesota Secretary of State, the Company effected a 1-for-3,384,409 share combination (the “Reverse Split”). Shares of Common Stock that would otherwise have been converted into a fraction of a share through the Reverse Stock Split have been cancelled and converted into the right to receive cash consideration in an amount equal to $0.05 per share of Common Stock outstanding immediately prior to the Reverse Split. All of our shareholders other than Mr. Terry L. Myhre have had their entire holdings of Company Common Stock cashed out as a result of the Reverse Split, leaving Mr. Myhre as our sole shareholder.

Effective as of the time of the Reverse Split, the Company has terminated all offerings of its Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statements which remained unsold as of the effective time of the Reverse Split.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodbury, State of Minnesota, on June 26, 2015.

BROADVIEW INSTITUTE, INC.

By:	/s/ Kenneth McCarthy
Name:	Kenneth McCarthy
Title:	Chief Financial Officer